EXHIBIT 99.3
FOR IMMEDIATE RELEASE
For more information contact:

Andrew Bosman	Jennifer Moreno
Executive Director, Marketing and Communications	Executive Director, Investor Relations
312.573.5631	312.573.5634
abosman@navigantconsulting.com	jmoreno@navigantconsulting.com
NAVIGANT CONSULTING ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE CHICAGO PARTNERS
Adds world-class Economic and Financial Analysis Expertise to Navigant’s Global Dispute and Business Consulting Platform
CHICAGO, April 21, 2008 – Navigant Consulting, Inc. (NYSE:NCI), a global consulting firm providing dispute, investigative, operational, risk management and financial advisory solutions, today announced that it has signed a definitive agreement to acquire Chicago Partners, LLC, a leading Chicago-based economic and financial analysis consulting firm.
Founded in 1994, Chicago Partners (www.chipar.com) provides economic and financial analyses of legal and business issues for law firms, corporations and government agencies. The Chicago Partners team includes more than 90 leading academic and industry professional consultants, with backgrounds in economics, accounting and finance. Their work has spanned every major industry and typically focuses on issues including securities litigation, antitrust, valuation and asset pricing, forensic accounting, intellectual property, and labor market discrimination.
“The addition of broad scale economic consulting capabilities to Navigant is an integral part of our long-term growth strategy,” stated William M. Goodyear, Chairman and Chief Executive Officer of Navigant Consulting. “The renowned Chicago Partners team further enhances the breadth and depth of our testifying experts, and provides a platform of strong leadership, technical capabilities and credentials to build a world-class global economics practice at Navigant Consulting.”
Chicago Partners will be integrated into Navigant Consulting as the firm’s fourth operating segment, in addition to the current North American Dispute and Investigative Services, North American Business Consulting Services and International Consulting Operations segments. John Garvey, President of Chicago Partners, will serve as the Head of the Economics Segment.
“We are excited about the long-term growth opportunities created through our combination with Navigant Consulting,” stated John Garvey, President of Chicago Partners. “Navigant provides our professionals with expanded geographic reach and access to complementary professional teams and expertise. This combination provides clients with a broader array of highly relevant skills, as well as a global platform to address large-scale economic and financial matters. Chicago Partners’ philosophy is consistent with that of NCI, regarding the direct involvement of senior practitioners in client work, the internal training and development of staff and the focus on the delivery of high-quality work in areas of critical importance to clients.”

Under the terms of the agreement, Navigant will pay $50 million in cash and $23 million in stock to acquire Chicago Partners, which can also earn additional purchase consideration based on achieving certain post-closing performance targets. Total revenues for 2007 were $46 million. The acquisition is expected to be modestly accretive within its first 12 months. Additional transaction details were not disclosed.
The acquisition is subject to standard closing conditions and regulatory approval, and is expected to close in the second quarter of 2008. The acquisition will be discussed further during the Company’s scheduled quarterly earnings call on Thursday, April 24 at 5:00 p.m. Eastern Time.
About Navigant Consulting
Navigant Consulting, Inc. (NYSE: NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change and on the issues driving these transformations. “Navigant” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “Navigant” is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.
Except as set forth below, statements included in this press release, which are not historical in nature are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including “anticipates,” “believes,” “intends,” “estimates,” “expects” and similar expressions. These statements are based upon management’s current expectations as of the date of this press release. The Company cautions readers that there may be events in the future that the Company is not able to accurately predict or control and the information contained in the forward-looking statements is inherently uncertain and subject to a number of risks that could cause actual results to differ materially from those indicated in the forward-looking statements including, without limitation: the timing and successful integration of this acquisition; management of professional staff, including dependence on key personnel, recruiting, attrition and the ability to successfully integrate new consultants into the Company’s practices; utilization rates; the successful expansion of and the increase in the Company’s service offerings and staff; conflicts of interest; and potential legislative and regulatory requirements, approvals or changes. Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the SEC under the “Risk Factors” sections and elsewhere in those filings. The Company cannot guarantee any future results, levels of activity, performance or achievement and undertakes no obligation to update any of its forward-looking statements after the date of this press release.
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